Exhibit 99.3
FOR IMMEDIATE RELEASE
MEDIA CONTACT: LAURA SOLL, PUBLIC RELATIONS, (860) 688-4499 or (860) 833-4466 cell
FUTURE RETIREMENTS AT
ROCKVILLE BANK ANNOUNCED
ROCKVILLE, CONN., June 17, 2009 – In a recent SEC filing, Rockville Bank projected retirement dates for two senior executives. The reason was to allow the Board of Directors and Selection Committee ample time to select the best internal or external candidates to lead Connecticut’s Best Community Bank going forward and provide for an orderly, well-planned succession process.
Chief Operating Officer, Joseph F. Jeamel, Jr., will retire at the end of the 2010 second quarter. President and Chief Executive Officer, William J. McGurk will retire as of the 2011 annual meeting. Both officers’ successors will assume their roles and duties immediately upon the retirement of their predecessor. Messrs. Jeamel and McGurk will continue on the Board of Directors until their terms expire and may complete projects underway as of their retirement dates.
“It’s time to give someone else the opportunity to experience the satisfaction of leading Connecticut’s Best Community Bank”, stated McGurk. “It has been a fun and fulfilling ride”, added Jeamel. “The Rockville Bank Board and Senior Management continue to affirm the bank will remain independent”, said Board Chairman Raymond H. Lefurge, Jr. “Nothing will change our commitment to independence, superior customer service and community involvement”, added Lefurge.
Rockville Bank is a 21-branch community bank serving Tolland, Hartford and New London counties in Connecticut. It provides a convenient banking lifestyle for Colchester, Coventry, East Windsor, Ellington, Enfield, Glastonbury, Manchester, Rockville, Somers, South Glastonbury, South Windsor, Suffield, Vernon, seven days a week in Tolland, and three Big Y supermarket locations. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com.
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